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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2002

MIDWEST GENERATION, LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or principal jurisdiction of incorporation or organization)	333-59348 (Commission file number)	33-0868558 (I.R.S. employer identification no.)

One Financial Place
440 South LaSalle Street, Suite 3500
Chicago, Illinois 60605
(Address of principal executive offices, including zip code)

312-583-6000
(Registrant's telephone number, including area code)

Items 1 through 4 and 6 through 9 are not included because they are not applicable.

        This current report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon knowledge of facts as of the date of this current report and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5. Other Events

Standard & Poor's Downgrade

        On November 25, 2002, Standard & Poor's Ratings Service downgraded the credit rating on our secured lease obligation bonds, guaranteed by Edison Mission Energy, to BB- (below investment grade) from BBB- (investment grade). Standard & Poor's also lowered its credit rating on our parent, Edison Mission Midwest Holdings Co. (syndicated loan facility, guaranteed by us, to BB- from BBB-), and our indirect parent, Edison Mission Energy (senior unsecured to BB- from BBB-). Standard & Poor's has assigned a negative rating outlook for each of the entities that were downgraded.

        Like the ratings downgrade action taken by Moody's Investor Service on October 1, 2002 with respect to us and the other affected entities, the Standard & Poor's ratings actions do not trigger any defaults under our credit facilities or those of the other affected entities; however, the changed Standard & Poor's ratings will increase the borrowing costs under certain of those facilities.

        We also anticipate that sales of power from our facilities as well as Edison Mission Energy's First Hydro and Homer City projects may require additional credit support from Edison Mission Energy over the next twelve months, depending upon market conditions and the strategies adopted for the sale of this power. Edison Mission Energy continues to project the potential working capital support for this to be between $100 million and $200 million from time to time over the next twelve months. Edison Mission Energy does not believe that the ratings actions taken by Standard & Poor's cause it to increase this projection.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midwest Generation, LLC
(Registrant)

Date:	November 27, 2002	/s/ Kevin M. Smith
KEVIN M. SMITH Manager, Vice President and Treasurer

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FORM 8-K
Item 5. Other Events
SIGNATURE